Exhibit 1.1
JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them.
This agreement is intended to satisfy the requirements of
Rule 13d 1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated May 24, 2023

F9 INVESTMENTS, LLC

By:  /s/*THOMAS D. SULLIVAN
Name: Thomas D. Sullivan
Title: Managing Member, Single Member

THOMAS D. SULLIVAN

By:  /s/*THOMAS D. SULLIVAN
Name: Thomas D. Sullivan
Title:Individual Investor

JOHN JASON DELVES

By:  /s/*JOHN JASON DELVES
Name: John Jason Delves
Title: Individual Investor